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Exhibit 99

FOR IMMEDIATE RELEASE

PRIMEDIA REDEEMS ITS SERIES J PREFERRED STOCK

        New York, NY (July 7, 2004)—PRIMEDIA Inc. (NYSE: PRM) today announced that it has redeemed all of its outstanding Series J Convertible Exchangeable Preferred Stock, representing an aggregate of approximately 1,424,306 shares as of today's redemption date, for approximately $178,038,252 in cash.

About PRIMEDIA

        PRIMEDIA is the leading targeted media company in the United States. With 2003 revenues of $1.3 billion, our properties comprise more than 200 brands that connect buyers and sellers in more markets than any other media company through our print publications, Web sites, events, newsletters and video programs in four market segments:

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  Enthusiast Media includes more than 120 consumer magazines, their Web sites and About.com, and is the #1 special interest magazine publisher in the U.S. with well-known brands such as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

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  Consumer Guides is the #1 publisher of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Homes. Guide and the #1 distributor of free consumer publications through its proprietary distribution network in more than 16,000 locations.

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  Business Information is a leading information provider in more than 20 business market sectors with 78 magazines, 108 websites, 23 events, and 53 directories and data products.

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  Education and Training includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading distributor of educational videos; and Workplace Learning, a group of employee training networks.

        PRIMEDIA's stock symbol is NYSE: PRM.

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Contacts:

Media:	Elliot Sloane, Sloane & Company, 212-446-1860, esloane@sloanepr.com
Investors:	Jim Magrone, PRIMEDIA Investor Relations, 212-745-0634

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PRIMEDIA REDEEMS ITS SERIES J PREFERRED STOCK